Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

March 13, 2007

SIGMA-ALDRICH (NASDAQ:SIAL) ANNOUNCES NEW EUROPEAN CREDIT FACILITY

ST. LOUIS, MO – Sigma-Aldrich announced today that it has established a new $200 million multi-currency senior revolving credit facility in Europe. The new $200 million credit facility will mature on March 13, 2014. The multi-currency revolving credit facility will be used for general purposes, including any acquisitions, by our European operations.

Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd. served as co- lead arrangers and joint bookrunners for the seven-bank syndicate participating in this facility. Wells Fargo Bank, National Association acted as the administrative agent.

About Sigma -Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,500 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.